SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3475813
(State of Incorporation or Organization)	(IRS Employer Identification Number)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Warrants to purchase 0.08815 shares of Common Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of Each Class)

Explanatory Note

On December 1, 2022, Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition of Renovacor, Inc., a Delaware corporation (“Renovacor”), pursuant to the Agreement and Plan of Merger Agreement, dated September 19, 2022 (the “Merger Agreement”), among the Company, Renovacor, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”). Pursuant to the terms of the Merger Agreement, (i) Merger Sub I merged with and into Renovacor (the “First Merger”) and (ii) Renovacor, as the surviving company of the First Merger, merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Mergers.

This registration statement on Form 8-A relates to the registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, by the Company of Renovacor’s outstanding Public Warrants (as defined below) assumed by the Company in the First Merger.

Item 1.	Description of Securities To Be Registered.

The description of the warrants contained in the section “DESCRIPTION OF OUR SECURITIES” in the prospectus included in Renovacor’s Registration Statement on Form S-1 (File No. 333-260299) filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 15, 2021, as amended from time to time (the “Registration Statement”), is incorporated herein by reference, as further supplemented below.

Following the effective time of the First Merger (the “First Effective Time”), each outstanding and unexercised public warrant to purchase shares of Renovacor common stock issued by Renovacor (each, a “Public Warrant”) converted into the right to acquire shares of Company common stock, par value $0.01 (“Company Common Stock”) such that the Public Warrants now represents the right to purchase 760,086 shares of Company Common Stock for $65.23 per share, upon the terms and conditions specified in the Public Warrants and the Warrant Agreement, dated as of April 20, 2020, by and between Renovacor and Continental Stock Transfer & Trust Company (“Continental”), filed as Exhibit 4.1 to Renovacor’s Current Report on Form 8-K filed with the SEC on April 29, 2020 (the “Warrant Agreement”). Effective December 1, 2022 (the “Effective Date”), pursuant to the Assignment, Assumption and Amended & Restated Warrant Agreement, by and among the Company, Zebrafish Merger Sub II and Continental, dated as of January 16, 2023 (the “A&R Warrant Agreement”), the Company assumed the Public Warrants and Renovacor’s obligations under the Warrant Agreement. In addition, all of the above-referenced descriptions included in any Prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated September 19, 2022, by and among the Company, Renovacor, Merger Sub I and Merger Sub II (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2022).

3.1
Seventh Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021).

3.2
Certificate of Amendment (Reverse Stock Split) to the Seventh Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2018).

3.3
Certificate of Amendment (Name Change) to the Seventh Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2018).

3.4
Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2019).

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A, filed on April 16, 2020).

4.2
Warrant Agreement, dated April 23, 2020, by and between Continental and Chardan Healthcare Acquisition 2 Corp. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A, filed with the SEC on April 29, 2020).

4.3	Assignment, Assumption and Amended & Restated Warrant Agreement, dated January 16, 2023, by and among the Company, Merger Sub II, as successor to Renovacor and Continental.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 23, 2023

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah, MD
Name: Gaurav Shah, MD
Title: Chief Executive Officer and Director